Exhibit 99.1

             7-Eleven, Inc. Posts 10.7% Increase in Total Revenue;
    First Quarter Merchandise Sales Total $1.8 Billion, an Increase Of 8.8%

     First Quarter 2004 Highlights:
     - Reported core earnings of $13.4 million, or $0.12 per diluted share
     - Achieved increase in total revenue of $266.4 million, or 10.7 percent, to $2.8 billion
     - Increased total merchandise sales by $144.6 million, or 8.8 percent, to $1.8 billion
     - Produced a 6.1 percent increase in U.S. same-store merchandise sales
     - Improved merchandise gross profit by 11.1 percent to $631.8 million
     - Grew total gasoline gallons by 9.0 percent to 547 million; improved gasoline gross profit to $71.6 million with a 13.1 cent per-gallon margin
     - During March, the company announced the sale of its Cityplace Center headquarters building for $124 million; after closing this will lower debt by approximately $110 million


    DALLAS, April 20 /PRNewswire-FirstCall/ -- 7-Eleven, Inc. (NYSE: SE), the largest chain in the convenience retailing industry, today reported that core earnings, which exclude non-operating items, grew to $13.4 million, or $0.12 per diluted share, for the quarter ended March 31, 2004. This compares to core earnings of $4.9 million, or $0.05 per diluted share, for the first quarter of 2003. First quarter net earnings for 2004 were $4.8 million, or $0.04 per diluted share, compared to net earnings of $5.0 million, or $0.05 per diluted share, in the same quarter a year ago.



                         EARNINGS SUMMARY (Unaudited)
                               ($ in millions)
                                                Three Months Ended
                                                     March 31,
                                                 2003         2004
    Net Earnings
    Adjustments (Net of Tax):                   $  5.0       $  4.8

    Non-Operating Items:
      -- Currency Conversion Loss (Gain)          (0.3)         2.7
      -- Infrastructure Consolidation
          and Other Items, Net                    (1.7)         ---
      -- Discontinued Operations
          (SFAS No. 144, Impairment/Disposal
          of Long-Lived Assets)                    1.9          0.8
      -- Cumulative Accounting Change
          (FIN 46R, Consolidation of
          Variable Interest Entities)              ---          5.1

    Core Earnings                               $  4.9       $ 13.4


    Review of First Quarter 2004 Core Earnings

    Total revenues for the first quarter grew 10.7 percent to $2.8 billion. Total merchandise sales for the quarter increased 8.8 percent to $1.8 billion. This growth was driven primarily by a 6.1 percent increase in U.S. same-store merchandise sales, on top of a 3.7 percent increase in the first quarter of 2003. Categories that contributed to the merchandise sales increase included fresh food, hot and cold beverages, beer and cigarettes.

    "Building on our momentum in 2003, we achieved our thirtieth consecutive quarterly increase in U.S. same-store merchandise sales," said Jim Keyes, 7-Eleven's president and chief executive officer. "Our unique merchandising strategy and improved store-level execution continues to drive strong revenue growth. Our basic business concept is to keep pace with the changing needs of our customers, item-by-item and store-by-store. The result of this strategy is a consistent track record of improved inventory turnover, growing sales and profit growth," he added.

    For the first quarter, merchandise gross profit grew 11.1 percent to $631.8 million. Merchandise gross profit margin increased by 74 basis points to 35.26 percent compared to the prior-year quarter. This increase was primarily due to changes in product mix and to a lesser extent improvements in write-offs and shortage.

    7-Eleven grew total gasoline gallons 9.0 percent to 546.6 million gallons for the first quarter of 2004. Total gasoline revenues for the quarter were $927.6 million compared to $816.3 million in the same quarter a year ago. The
13.6 percent increase in gasoline revenues is due to an increase in average retail gasoline prices year over year, as well as a 6.6 percent increase in per-store gallon sales. The average retail price of gasoline was $1.70 in the first quarter of 2004, compared to $1.63 in the first quarter of 2003.

    Gasoline gross profit rose to $71.6 million, a 5.8 percent increase over the first quarter of 2003. Expressed as cents per gallon, the gasoline margin was 13.1 cents in the first quarter of 2004 compared to 13.5 cents in the first quarter of 2003. "We produced another quarter of strong gasoline volume growth and solid margin performance, even in the face of a challenging wholesale market with cost increases throughout much of the quarter," said Keyes.

    Operating, selling, general and administrative (OSG&A) expenses rose
10.2 percent to $510.0 million in the first quarter of 2004. Expressed as a percent of total revenue, OSG&A was 18.5 percent, or basically flat with the prior-year first quarter. After normalizing for the higher gasoline revenue due to the 7-cent per-gallon increase in gasoline retail prices year over year, OSG&A for the first quarter of 2004 as a percent of total revenue would have been 18.8 percent.

    On April 2, 2004, the company announced its new Vcom check-cashing provider, CashWorks, Inc., a leading provider of automated payroll check-cashing solutions and a unit of GE Consumer Finance. "We chose CashWorks because they specialize in cashing payroll and government checks, expertly applying their risk-decisioning methodology in the convenience store channel," said Keyes. During March 2004, the company and Certegy, Inc. both agreed to end their Vcom check cashing relationship. As a result, the company recognized in income the deferred revenue (net of related expenses) associated with this contract in the amount of $3.2 million after-tax.

    Total sales of merchandise and gasoline for the first quarter of 2004 benefited just over one percent from the extra day due to leap year. Both the same-store merchandise comparison and the average gallons sold per store comparison are calculated on an average-per-store-day basis and are unaffected by the extra day.


    Summary of First Quarter 2004 Non-Operating Items

    The company closed four stores during the first quarter of 2004. In accordance with SFAS 144, the company reclassified the after-tax results of stores closed during the first quarter, as well as the results of store closings since Jan. 1, 2002, to Discontinued Operations for all periods presented.

    The company reported an after-tax, non-cash currency conversion loss of ($2.7) million for the first quarter of 2004.


    Financial Accounting Standards Board Interpretation No. 46 (Revised), "Consolidation of Variable Interest Entities - An Interpretation of ARB No. 51" (FIN 46R), was adopted by the company in the first quarter of 2004. The adoption of FIN 46R to some extent changes the way the company consolidates its franchisees. The presentation of the income statement has not materially changed; however, there were some adjustments to the company's balance sheet. The company added to its balance sheet franchisees' inventory, certain other miscellaneous assets and liabilities, and eliminated the franchisee accounts and notes receivable. There was a cumulative effect charge as a result of adopting FIN 46R, which represented a change in the timing of the recognition of a franchisee's initial fee if it was financed by the company. The charge amounted to $5.1 million after-tax.


    Capital Expenditures

    During the first quarter of 2004, 7-Eleven invested approximately
$36 million in capital expenditures. The company anticipates that capital expenditures in 2004 will be in the range of $345 million to $375 million, and expects to open around 100 stores throughout the U.S. and Canada.


    7-Eleven Stores

    The company opened four stores in the U.S. and Canada during the first quarter. As of March 31, 2004, the company and its franchisees operated 5,784 stores.

    Internationally, licensees opened a net 401 stores during the quarter. As of March 31, 2004, there were approximately 26,200 7-Eleven stores around the globe.

    In April 2004, 7-Eleven announced it finalized an area license agreement for Beijing and the surrounding area in the People's Republic of China with a recently approved joint venture group. The first 7-Eleven store in Beijing opened on April 15, 2004.


    2004 Outlook

    "As we disclosed earlier this month, 7-Eleven raised its core earnings guidance per diluted share for the year to be in the range of $0.86 to $0.90," said Keyes. "A number of recent events have reinforced our confidence in our 2004 results including the sale of our headquarters building (a non-strategic asset) plus continued improvement in same-store merchandise sales and the growth of gasoline gallons with stable margins. Our initial core earnings guidance was in the range of $0.85 to $0.88 per diluted share," added Keyes.


    Core Earnings Guidance

    The company believes that core earnings, which exclude non-operating items, are more indicative of the company's operating performance than net earnings. Certain items that impact net earnings, such as a gain or loss on foreign currency conversion, are difficult to forecast. Therefore, the company provides guidance based on core earnings.


    Internet Broadcast of Earnings Conference Call and Replay

    The first quarter 2004 earnings conference call will begin at 9:00 a.m. EDT on Tuesday, April 20, 2004. The call will be available by Web cast at www.7-Eleven.com or by telephone at 1-800-540-0559 for domestic callers or 1-785-832-1508 for international callers. The replay of the call will be available for two weeks, beginning approximately two hours after the call concludes. The call may be accessed either through the Investor Relations section of www.7-Eleven.com or by calling 1-877-710-5302 (domestic callers) or 1-402-220-1605 (international callers).


    About 7-Eleven, Inc.

    7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven(R) stores in the United States and Canada and licenses approximately 20,500 7-Eleven stores in 17 other countries and U.S. territories throughout the world. During 2003, 7-Eleven stores worldwide generated total sales of more than $36 billion. Find out more online at www.7-Eleven.com .


    This release, and the accompanying discussion on the earnings conference call on April 20, 2004, includes certain statements that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful. Additional information about these risks and uncertainties and other matters can be found in the company's annual report on Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and current reports on Form
8-K.


     Contact Information:
     Carole Davidson, CFA                      Margaret Chabris
     Vice President, Investor Relations        Media Relations
     (214) 828-7021                            (214) 828-7345

                        7-ELEVEN, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
              (Shares and dollars in thousands, except per-share data)
                                    (UNAUDITED)

                                                        Year To Date
                                                       Ended March 31
                                                    2003              2004
    Revenues:
         Merchandise sales                      $1,647,410        $1,792,029
         Gasoline sales                            816,316           927,561
                Net sales                        2,463,726         2,719,590
         Other income                               20,750            31,243
                Total revenues                   2,484,476         2,750,833

    Costs and expenses:
         Merchandise cost of goods sold (1)      1,078,757         1,160,224
         Gasoline cost of goods sold               748,632           855,964
                Total cost of goods sold         1,827,389         2,016,188
         Franchisee gross profit expense (1)       165,228           186,797
         Operating, selling, g&a expenses          462,672           510,023
         Interest expense, net (1)                  17,974            20,184
                Total costs and expenses         2,473,263         2,733,192

    Earnings from continuing operations
     before income tax and cumulative effect
     of accounting change                           11,213            17,641
    Income tax expense                               4,373             6,880

    Earnings from continuing operations
     before cumulative effect of accounting change   6,840            10,761

    Loss on discontinued operations (net
     of tax benefit of $1,205 and $541)             (1,884)             (846)

    Cumulative effect of accounting
     change (net of tax benefit of  $3,284)              -            (5,137)

    Net earnings                                    $4,956            $4,778

    Net earnings per common share:
        Basic
           Earnings from continuing operations
            before cumulative effect of
            accounting change                         $.07              $.10
           Loss on discontinued operations            (.02)             (.01)
           Cumulative effect of accounting change        -              (.05)
           Net earnings                               $.05              $.04


        Diluted
           Earnings from continuing operations
            before cumulative effect of
            accounting change                         $.07              $.09
           Loss on discontinued
            operations                                (.02)             (.01)
           Cumulative effect of accounting change        -              (.04)
           Net earnings                               $.05              $.04


    Weighted average shares:
         Basic                                     104,853           111,837
         Diluted                                   105,296           114,507

    Operating stores at end of period                5,791             5,784


    (1) - Prior year amounts have been reclassified to conform to the current year presentation.

                          FINANCIAL HIGHLIGHTS
                                           Three Months Ended
                                                                  % or Unit
    ($ millions - except per share data)   03/31/03     03/31/04    Change

    Earnings
         Core Earnings                         $4.9        $13.4
         Conversion Gain / (Loss)               0.3         (2.7)
         Infrastructure Consolidation and
          Other Items                           1.7            -
         Discontinued Operations (SFAS
          No. 144)                             (1.9)        (0.8)
         Accounting Change (1)                    -         (5.1)
         Net Earnings as Reported              $5.0         $4.8

    Net earnings per diluted share

         Core Earnings                         $.05         $.12
         Conversion Gain / (Loss)               .00         (.03)
         Infrastructure Consolidation and
          Other Items                           .02            -
         Discontinued Operations (SFAS
          No. 144)                             (.02)        (.01)
         Accounting Change (1)                    -         (.04)
         Net Earnings as Reported              $.05         $.04

         Weighted Average Shares
          Outstanding (basic in 000's)      104,853      111,837
         Weighted Average Shares
          Outstanding (diluted in 000's)    105,296      114,507

         EBITDA (2)(4)                        $97.9       $117.9    $20.0

    Interest Coverage Ratio (3)                6.29         6.33

    Key Data
         Total Revenue                     $2,484.5     $2,750.8     10.7 %

         Merchandise Sales                 $1,647.4     $1,792.0      8.8 %
             U.S. Same-Store Sales
              Increase                          3.7 %        6.1 %
             Merchandise Gross Profit (4)    $568.7       $631.8    $63.1
             Merchandise GP Margin (4)        34.52 %      35.26 %     74 bp

         Gasoline Sales                      $816.3       $927.6     13.6 %
            Gasoline Gallons                  501.3        546.6      9.0 %
            Gasoline Gross Profit             $67.7        $71.6      5.8 %
            Gasoline CPG                       13.5         13.1     (0.4)
            Gasoline GP Margin                 8.29 %       7.72 %    (57)bp

    Average Per Store Day Data Percent
     Incr/(Decr)
         Merchandise GP Growth per store (4)    2.9 %        8.3 %    5.4
         Gasoline Gallons Sold                  5.0 %        6.6 %    1.6
         Gasoline GP Dollars                   55.0 %        3.4 %  (51.6)
         Total GP Dollars                      11.2 %        7.2 %   (4.0)

    Total Stores (end of period)
         U.S. and Canada                      5,791        5,784       (7)
              Gasoline Stores                 2,466        2,436      (30)
         Worldwide                           24,912       26,197    1,285

    Balance Sheet Items (end of period)
         Debt                              $1,538.6     $1,424.5
         Convertible Quarterly Income
          Debt Securities                    $380.0       $300.0
         Stockholders' Equity                $176.5       $345.1

    (1) Year-to-date 2004 reported net earnings includes the one-time cumulative effect charges of $(5.1) million or $(0.4) per diluted share in connection with the adoption of FIN 46R which relates to variable interest entities.

    (2) EBITDA defined as earnings before net interest expense, income taxes (benefit), depreciation and amortization and cumulative effect of accounting changes.

    (3) Interest coverage ratio is based on EBITDA divided by Interest Expense for the trailing 12 months ending March 2003 and 2004, respectively.

    (4) Prior year amounts have been reclassified to conform to the current year presentation.



SOURCE  7-Eleven, Inc.
    -0-                             04/20/2004
    /CONTACT: investor relations, Carole Davidson, CFA, Vice President, +1-214-828-7021, or media relations, Margaret Chabris, +1-214-828-7345, both of 7-Eleven, Inc./
    /Web site:  http://www.7-eleven.com /
    (SE)

CO:  7-Eleven, Inc.
ST:  Texas
IN:  REA AUT
SU:  ERN ERP CCA MAV